Exhibit 99.1

NIMS Announces FDA Approval to Market Its Flagship Product Exer-Rest®

Miami, FL February 2, 2009 – Marvin A Sackner, M.D., Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. [NIMS] (NIMU.OB) announced that the FDA has granted approval to NIMS to market Exer-Rest as a Class I (exempt) therapeutic vibrator with the following intended uses: “as an aid to temporarily increase local circulation, to provide temporary relief of minor aches and pains, and local muscle relaxation.” Exer-Rest has the configuration of a single or twin bed and is fitted with a memory foam mattress. This medical device produces Whole Body Periodic Acceleration [vibration] (WBPA) to an individual (who lies horizontally on the mattress) through repetitive head-foot movements at approximately 140 times per minute during a 30 to 45 minute session. The movements are obtained by a patented motorized platform which is adjustable for speed, distance and time through a wireless digital controller. Non-invasive, drug-free WBPA treatments are usually administered daily five to seven days a week for symptomatic relief. WBPA technology is protected by four US patents.

NIMS filed the 510(k) submission for Exer-Rest with the FDA as a Class I (non-exempt) therapeutic vibrator in October 2008. The submission included 23 investigational and clinical studies on the vasodilatation properties of WBPA as well as a controlled, four week clinical trial in a group of patients with chronic aches and pains carried out at the Center for Clinical Epidemiology and Biostatistics at the University of Pennsylvania Medical School. This submission supported Exer-Rest safety and efficacy for the intended uses and FDA granted approval as a Class I (exempt) therapeutic vibrator (K083128). NIMS will deliver Exer-Rest units for home healthcare this month.

NIMS, an ISO 13485 certified company, is also licensed to sell Exer-Rest in Canada, the European Common Market and other major world markets.  Exer-Rest is regulated as a Class IIa medical device with CE certification outside the US.

Steven Mrha, Chief Operating Officer of NIMS, stated that “FDA approval to market the Exer-Rest provides the potential for our medical device to make a major impact for symptomatic relief of conditions that affect approximately 50% of the population. Exer-Rest is designed to be used without need for third party assistance and can be installed in the home, spas, wellness centers, workplace, clinics, assisted living centers, nursing homes and hospitals. In addition, NIMS plans to set up demonstration centers in Miami and Toronto in the 2nd quarter of 2009 where both healthcare professionals and private individuals can experience the benefits of this new, novel technology.”  Mrha added that “In January 2009, NIMS exhibited Exer-Rest at the Arab Health conference in Dubai where it generated a great deal of interest from individuals, healthcare professionals and medical product distributors living in the Middle East and Africa.”  NIMS began shipping Exer-Rest units to Abu Dhabi and Turkey in December 2008.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.